Exhibit 15
Pentair, Inc.
5500 Wayzata Boulevard
Suite 800
Golden Valley, MN
We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Pentair, Inc. and subsidiaries (the “Company”) for the periods ended March 28, 2009 and March 29, 2008, as indicated in our report dated April 21, 2009 (which report included an explanatory paragraph regarding the Company’s change in its method of accounting for noncontrolling interest). As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in your Quarterly Reports on Form 10-Q for the quarter ended March 28, 2009, is being incorporated by reference in Registration Statements Nos. 333-12561, 333-62475, 333-75166, 333-115429, 333-115430, 333-115432, 333-126693, and 333-152458.
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
DELOITTE & TOUCHE LLP
Minneapolis, MN
April 20, 2009